77Q1.    EXHIBITS

(a)      Amendment to Restated Agreement and Declaration of Trust

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                   TOUCHSTONE INVESTMENT TRUST

       AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST


         The undersigned hereby certifies that she is the duly elected Secretary of Touchstone Investment Trust (the "Trust") and that pursuant to Section 4.1 of the Trust's Restated Agreement and Declaration of Trust, the Trustees at a meeting on May 16, 2002 at which a quorum was present, adopted the following resolutions:

                  "RESOLVED, that the name of the Short Term Government Income Fund series of the Trust, be changed to the `U.S. Government Money Market Fund'; and

                  FURTHER RESOLVED, that the name of the Bond Fund series of the Trust, be changed to the `Core Bond Fund'; and

                  FURTHER RESOLVED, that the name of the Intermediate Term Government Income Fund series of the Trust, be changed to the `Intermediate Term U.S. Government Bond Fund'; and

                  FURTHER RESOLVED, that the name of the Institutional Government Income Fund series of the Trust, be changed to the `Institutional U.S. Government Money Market Fund'; and

                  FURTHER RESOLVED, that the Trust's Restated Agreement and Declaration of Trust and other Trust documents and records, as necessary and appropriate, be amended to reflect the name change of such series; and

                  WHEREAS, the issuance of Class S shares by the U.S. Government Money Market Fund and the Money Market Fund (the `Class S Funds') is in the best interests of each Class S Fund and its shareholders;

                  NOW, THEREFORE BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell Class S shares of the Class S Funds from time to time at their respective prices per share of not less than the respective net asset values thereof; and

                  FURTHER RESOLVED, that such issuance and sale be made substantially in conformity with and subject to all of the provisions, terms and conditions set forth in the Prospectuses and Statement of Additional Information as they may be amended and/or supplemented from time to time; and

                  FURTHER RESOLVED, that when any of the Class S shares of the Class S Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and non-assessable by the Trust; and

                  FURTHER RESOLVED, that the issued and outstanding shares of the U.S. Government Money Market Fund be redesignated `Class A shares'; and

                  FURTHER RESOLVED, that the officers of the Trust are authorized and directed to take all action as they deem necessary or desirable in order to carry out the foregoing resolutions."

         The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that the Amendment to effect the name changes became effective May 31, 2002 and that the Amendment authorizing the issuance of Class S shares will become effective on or about August 15, 2002, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

         Witness my hand this 14th day of June 2002.


                                            /s/ Tina D. Hosking
                                            ------------------------------
                                            Tina D. Hosking, Secretary

77Q1(B). TEXT OF PROPOSAL TO CHANGE THE INVESTMENT STRATEGY OF THE U.S.
         GOVERNMENT MONEY MARKET FUND

TOUCHSTONE
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       The Mark of Excellence in Investment Management

                                                                    Memorandum
_______________________________________________________________________________
TO:      Touchstone Board of Trustees
FR:      Patrick Bannigan
DT:      April 26, 2002
RE:      Touchstone Short Term Government Income Fund


The purpose of this memorandum is to describe proposed changes to the Touchstone Short Term Government Income Fund which will better position the fund and its shareholders for the potential of improved performance and future growth of assets under management.

The Touchstone Short Term Government Income Fund (proposed to be renamed the Touchstone US Government Money Market Fund) competes against the Lipper US Government Money Market universe. Funds within that Lipper Universe have broader investment latitude than the Touchstone Fund. In order to better competitively position the fund it is proposed that the following restriction be removed from the fund's Investment Strategies.

"The fund invests only in US Government securities whose payment of principal and interest is guaranteed by the US Treasury."

This change would more closely align shareholder's expectations with the fund's name by allowing the fund's portfolio manager to purchase securities issued by the US Government or its agencies beyond current limitations.

This strategy is non-fundamental and does not require shareholder approval. A `sticker' describing the change would be included with the fund's prospectus.